Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Pomona Investment Fund

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$7,940,495.66	0.0001381	$1,096.58
Fees Previously Paid	(2)	$96,976,138.24		$13,392.40

Total Transaction Valuation:		$104,916,633.90
Total Fees Due for Filing:				$14,488.98
Total Fees Previously Paid:				13,392.40
Total Fee Offsets:				570.22
Net Fee Due:				$526.36

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Offering Note(s)

(1)	Calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Fund as of March 31, 2026

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Fee Rate Advisory No. 1 from October 1, 2025 to September 30, 2026, equals $138.10 per $1,000,000 of the Transaction Valuation of 5% of the net asset value at March 31, 2026
(2)	Calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Fund as of September 30, 2025

Calculated at $138.10 per $1,000,000 of the Transaction Value of 5% of the net asset value at September 30, 2025

Table 2 to Paragraph (a)(7)

Line Item Type	Notes	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	(1)		Schedule TO	005-89919	09/22/2025		$570.22	$
Fee Offset Sources		Pomona Investment Fund	Schedule TO	005-89919		09/22/2025			570.22

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Offset Note(s)

(1)	An aggregate fee of $14,858.02 was paid with the filing of the Schedule TO-I by the Fund (File No. 005-89919) on September 22, 2025 (the “September 2025 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the September 2025 Schedule TO-I filed on March 6, 2026, was $14,287.80, leaving $570.22 of the filing fees remaining from the September 2025 Schedule TO-I for future offset claims. Pursuant to Rule 0-11(a)(2) under the Exchange Act, all $570.22 of the filing fees remaining from the September 2025 Schedule TO-I are being used to offset a portion of the filing fee due in connection with this Schedule TO-I/A.